Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 27, 2023
Registration Statement Nos. 333-253034 and 333-253034-01

$800mm Verizon Master Trust (VZMT), Series 2023-4 (Device Payment Plans)

Joint Leads:	BofA (str), Barclays, SMBC and TD
Co-Managers:	DB, MS
DE&I coordinator:	BofA
DE&I co-managers:	Cabrera, Great Pacific and Mischler

-ANTICIPATED CAPITAL STRUCTURE-

CLS	Size($mm)*	WAL	M/S	LGL	Bench^		Yield	Price	Cpn
A-1A	537.80	2.97	Aaa/AAA	06/20/29	IC + 85		5.220	99.98887	5.16
A-1B	175.00	2.97	Aaa/AAA	06/20/29	SOFR30A+ 85			100.00000
B	54.50	2.97	Aa1/AA	06/20/29	IC	Retained
C	32.70	2.97	A1/A+	06/20/29	IC +135		5.720	99.99204	5.65
^ Bloomberg GC I25; "Interpolated Curves"; "Mid YTM"

The transaction formally announced on Monday, June 26th

Bill & Deliver: BofA	Offered Size: $800,000,000
Exp Ratings: Moody's and S&P	Registration: SEC registered
ERISA Eligible: Yes	BBRG Ticker : VZMT 2023-4
Exp Settlement: 06/30/23	First Pmt Date: 07/20/23
Min Denoms: $1k x $1k	Pxg Speed: N/A; 06/22/26 ARD (soft-bullets)
RR Compliance: US – Yes, EU - No, UK – No

CUSIP	A-1A:	92348KBS1
	A-1B:	92348KBT9
	B:	92348KBU6
	C:	92348KBV4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.